UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2011
Farmers National Banc Corp.
(Exact name of registrant as specified in its charter)

Ohio	001-35296	34-1371693

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio	44406-05555

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 533-3341
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 11, 2011, the Board of Directors of Farmers National Banc Corp. (the “Company”) approved the appointment of Gregg Strollo as a member of the Board as a Class III director, effective October 11, 2011. In addition, Mr. Strollo was also appointed a director of the Company’s wholly-owned subsidiary, The Farmers National Bank of Canfield, effective as of October 11, 2011. Mr. Strollo’s appointment fills the vacancy created by the recent retirement of Mr. Frank L. Paden.
Concurrent with his appointment as a director, Mr. Strollo was appointed to the Board of Director’s Nominating and Corporate Governance, Risk Management and Board Loan Committees. In connection with his services as a director, Mr. Strollo will be entitled to the customary compensation arrangements for the Company’s non-employee directors — a monthly retainer in the amount of $1,000 and $500 for each of the committee meetings attended.
There are no arrangements or understandings between Mr. Strollo and any other person pursuant to which Mr. Strollo was appointed to serve on the Board of Directors. Mr. Strollo has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On October 13, 2011, the Company issued a press release announcing Mr. Strollo’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit
Number	Description

99.1	Press Release, dated October 13, 2011 (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.
By:	/s/ John S. Gulas
John S. Gulas
President and Chief Executive Officer
Date: October 13, 2011